EXHIBIT 10.2

3. STOCK PLEDGE AND SECURITY AGREEMENT

Seller Protection for Immediate Transfer

To secure payment and performance of the Convertible Note and all seller-protection obligations, Sustainable Properties, LLC hereby pledges to Seller all shares of G & 0 Landscaping, Inc. acquired by Buyer, together with all proceeds, substitutions, distributions, and related rights, subject to any senior lender restrictions expressly agreed in writing.

30.	Buyer shall remain record owner and voting owner of the Shares unless and until an uncured event of default occurs and Seller lawfully enforces remedies.

31.	Seller shall not interfere with Company operations, banking, refinancing, lender communications, or management during the cure period or while no default exists.

32.

Upon uncured default, Seller may enforce pledge remedies, including transfer of pledged shares, strict foreclosure if permitted by law, or unwind of the transaction pursuant to agreed escrow or transfer documents, subject to lender rights.

33.	Buyer shall not transfer, pledge, encumber, or dispose of the pledged Shares except in favor of a senior lender or as approved by Seller in writing.

34.

This Agreement is intended to protect Seller while preserving a clear lender-facing ownership structure: Buyer owns the Company after Initial Closing; Seller has security rights, not operating control.

PLEDGOR:

SUSTAINABLE PROPERTIES, LLC

By:
Name:	John Murray
Title:	Authorized Representative

Date:	8/18/2026

SECURED PARTY /SELLER:

Paul Gendron	Date: 08-12-2026

Sherri Gendron, heir to Patrick Gendron:	Date: 08-18-2026

G&O Immediate Stock Transfer Closing Package • Draft for Counsel Review